Exhibit 10.1(g)

SPANSION, INC

2010 EQUITY INCENTIVE AWARD PLAN

SUB-PLAN – ISRAEL

1.	Special Provisions for Persons who are Israeli Taxpayers

1.1 This Sub-Plan (the “Sub-Plan”) to the Spansion, Inc. 2010 Equity Incentive Award Plan (the “Plan”) is made in accordance with Section 4.5 of the Plan, effective as of May 10, 2010 (the “Effective Date”).

1.2 The provisions specified hereunder apply only to persons who are deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to Awards.

1.3 This Sub-Plan applies with respect to Awards granted under the Plan. The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted under the Plan from time to time, in compliance with the tax, securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Sub-Plan, all grants made pursuant to this Sub-Plan shall be governed by the terms of the Plan. This Sub-Plan is applicable only to grants made after the Effective Date. This Sub-Plan is intend to comply with, and be subject to the ITO and Section 102.

1.4 The Plan and this Sub-Plan shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall govern.

2.	Definitions

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Sub-Plan:

“3(i) Option” means an Option that is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to any person who is not an Eligible 102 Holder.

“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) of the ITO pursuant to which income resulting from the sale of shares of Common Stock is taxed as a capital gain.

“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of shares of Common Stock is taxed as ordinary income.

“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Grant” means a Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Holder, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

“Affiliate” as used in this Sub-Plan, shall mean any Subsidiary (as defined in the Plan) that is an “employing company” within the meaning of Section 102(a) of the ITO.

“Controlling Shareholder” as defined under Section 32(9) of the ITO, means an individual who prior to the grant or as a result of the exercise of any Option, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) (i) 10% of the outstanding shares of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company.

“Election” means the Company’s choice of the type of 102 Trustee Grants it will make under the Plan, (as between capital gains track or ordinary income track) as filed with the ITA.

“Eligible 102 Holder” means an Employee or an individual who is serving as a director or an office holder of an Affiliate, who is not a Controlling Shareholder.

“Israeli Fair Market Value” shall mean with respect to 102 Capital Gains Track Grants only and for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, if at the date the grant is made the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date the grant is made, the average value of the Company’s shares on the thirty (30) trading days preceding the date the grant is made or on the thirty (30) trading days following the date of registration for trading, as the case may be.

“ITA” means the Israeli Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version), 1961, and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Grant” means a Award granted to an Eligible 102 Holder pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Option” means an Option granted pursuant to the terms and conditions of the Plan and the Sub-Plan.

“Required Holding Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which Awards granted by the Company must be held by the Trustee for the benefit of the person to whom it was granted. As of the Effective Date, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date of grant.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees), 2003.

“Section 102” shall mean the provisions of Section 102 of the ITO, as amended from time to time, including most recently by the Law Amending the Income Tax Ordinance (Number 132), 2002, effective as of January 1, 2003 and the Law Amending the Income Tax Ordinance (Number 147), 2005.

“Trust Agreement” shall mean the agreement between the Company, any Affiliate, and the Trustee regarding 102 Trustee Grants and related matters.

“Trustee” means a person or entity designated by the Administrator to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

3.	Types of Awards and Section 102 Election

3.1 Grants of Awards made pursuant to Section 102, shall be made pursuant to either (a) Section 102(b)(2) of the ITO as 102 Capital Gains Track Grants or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make shall be filed with the ITA. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Holders at any time.

3.2 Eligible 102 Holders may receive only 102 Trustee Grants or Non-Trustee Grants under this Sub-Plan. Holders who are not Eligible 102 Holders may be granted only 3(i) Options under this Sub-Plan.

3.3 No 102 Trustee Grants may be made effective pursuant to this Sub-Plan until 30 days after the requisite filings required by the ITO and the Rules have been made with the ITA.

3.4 The Award Agreement or documents evidencing the Awards granted or shares of Common Stock issued pursuant to the Plan and this Sub-Plan shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Grant; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

4.	Terms And Conditions Of 102 Trustee Options

4.1 Each 102 Trustee Grant will be deemed granted on the date stated in a written or electronic notice by the Company, provided that effective as of such date (i) the Company has provided such notice to the Trustee and (ii) the Holder has signed all documents or provided other confirmation in a form acceptable to the Company and the Trustee required pursuant to this Section 4.

4.2 Each 102 Trustee Grant granted to an Eligible 102 Holder and each certificate for shares of Common Stock acquired pursuant to a 102 Trustee Grant shall be issued to and registered in the name of a Trustee and shall be held in trust for the benefit of the Holder for the Required Holding Period. After termination of the Required Holding Period, the Trustee may release such Option and any such Common Stock, provided that (i) the Trustee has received an acknowledgment from the Israeli Income Tax Authority that the Eligible 102 Holder has paid any applicable tax due pursuant to the ITO or (ii) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Grants prior to the full payment of the Eligible 102 Holder’s tax liabilities.

4.3 Each 102 Trustee Grant shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Sub-Plan or any Award Agreement that is not consistent therewith. Any provision of the ITO and any approvals by the Income Tax Commissioner not expressly specified in this Sub-Plan or any document evidencing a Award that are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Holder. The Trustee and the Eligible 102 Holder granted a 102 Trustee Grant shall comply with the ITO, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Holder agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102. With respect to 102 Capital Gain Track Grants, to the extent that the shares of Common Stock are listed on any established stock exchange or a national market system, the provisions of Section 102(b)(3) of the ITO will apply with respect to the Israeli tax rate applicable to such Awards (including Restricted Stock Units and Options whose exercise price is lower than the Israeli Fair Market Value of the shares of Common Stock on the date of grant).

4.4 During the Required Holding Period, the Eligible 102 Holder shall not require the Trustee to release or sell Options or shares of Common Stock and other shares received subsequently following any realization of rights derived from shares of Common Stock or Options or other Awards (including stock dividends) to the Eligible 102 Holder or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such shares of Common Stock to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable agreement and any Applicable Laws. To avoid doubt such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Holder under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Holder (including tax and mandatory payments otherwise payable by the Company or its Affiliates, which would not apply absent a sale or release during the Required Holding Period).

4.5 In the event a stock dividend is declared and/or additional rights are granted with respect to shares of Common Stock which derive from Awards granted as 102 Trustee Grants, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such dividend shares and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Common Stock, the Trustee shall transfer the dividend proceeds to the Eligible 102 Holder after deduction of taxes and mandatory payments in compliance with applicable withholding requirements.

4.6 If an Option granted as a 102 Trustee Grant is exercised during the Required Holding Period or shares of Common Stock are issued upon vesting of an Award, the shares of Common Stock issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Eligible 102 Holder. If such shares of

Common Stock are issued after the Required Holding Period has elapsed, the shares of Common Stock issued upon such exercise shall, at the election of the Eligible 102 Holder, either (i) be issued in the name of the Trustee, or (ii) be transferred to the Eligible 102 Holder directly, provided that the Holder first complies with all applicable provisions of the Plan and this Sub-Plan.

4.7 To avoid doubt, and notwithstanding anything to the contrary in the Plan, (including, without limitation, Section 6.7 and 9.1), no Award granted as a 102 Trustee Grant may be settled for cash payment or any other form of consideration, unless and to the extent permitted under Section 102 or as expressly authorized by the ITA. Furthermore, Stock Appreciation Rights may not be granted as a 102 Trustee Grant absent the express authorization of the ITA, and the grant of Restricted Stock Units as 102 Trustee Grants is subject to the confirmation of the ITA.

4.8 To avoid doubt, and notwithstanding anything to the contrary in the Plan or an Award Agreement, no Option qualifying as a 102 Trustee Grant shall be exercisable by the surrender of shares of Common Stock or withholding of otherwise deliverable shares of Common Stock, and withholding tax obligations will not be satisfiable with respect to an Award by withholding shares of Common Stock otherwise deliverable upon exercise or vesting of the Award, unless and to the extent permitted under Section 102 or as expressly authorized by the ITA.

4.9 The implementation of a paperless documentation administration for the granting and exercise of 102 Trustee Grants pursuant to Section 14.4 of the Plan will be subject to the consent of the Trustee and compliance with ITA requirements.

5.	Assignability

As long as a Award or shares of Common Stock are held by the Trustee on behalf of the Eligible 102 Holder, all rights of the Eligible 102 Holder over the Award or shares of Common Stock are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution (and notwithstanding Section 11.3(b) of the Plan).

6.	Tax Consequences

6.1 Any tax consequences arising from the grant or exercise of any Award, from the payment for shares of Common Stock covered thereby, or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Holder), hereunder (the “Tax Liability”), shall be borne solely by the Holder. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Holder shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Holder. The Holder agrees as a condition of his or her participation in the Plan to make arrangements satisfactory to the Company and its Subsidiaries and/or the Trustee to enable it to satisfy all withholding, payment and/or collection requirements associated with the satisfaction of the Tax Liability, including authorizing the Company or the Subsidiary or the Trustee to: (i) withhold all applicable amounts from the Holder’s wages or other cash compensation due to the Holder, in accordance with any requirements under the laws, rules, and regulations of the country of which the Holder is a resident, and (ii) act as the Holder’s agent to sell sufficient shares of Common Stock for the proceeds to settle such requirements. Furthermore, the Holder agrees to pay the Company or the Subsidiary any amount the Company or any Subsidiary or the Trustee may be required to withhold, collect or pay as a result of the Holder’s participation in the Plan or that cannot be satisfied by deduction from the Holder’s wages or other cash compensation paid to the Holder by the Company or the Subsidiary or the Trustee or sale of the shares of Common Stock acquired under the Plan. The Holder acknowledges that he or she may not participate in the Plan and the Company, the Subsidiary and the Trustee shall have no obligation to deliver shares of Common Stock until the Tax Liability has been satisfied by the Holder.

6.2 With respect to Non-Trustee Grants, if the Holder ceases to be employed by the Company or any Affiliate, the Eligible 102 Holder shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of shares of Common Stock to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.

7.	Securities Laws

All Awards hereunder shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.

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